Exhibit 3.1
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLUEFLY, INC.

_________________________

Bluefly, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:  The present name of the Corporation is “Bluefly, Inc.” The name under which the Corporation was originally incorporated was “Bluefly Merger Sub, Inc.”  The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 31, 2000 (the “Certificate of Incorporation”).

SECOND:  This Amended and Restated Certificate of Incorporation amends and restates in its entirety the Certificate of Incorporation of the Corporation, as amended to date.  This Amended and Restated Certificate has been duly adopted and approved by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting thereof in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware and by written consent of the holders of a majority of the outstanding common stock, par value $0.01 per share, of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD:  This Amended and Restated Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

FOURTH:  Upon the filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation, the Certificate of Incorporation of the Corporation, as amended to date, shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer this 25th day of February, 2010.

BLUEFLY, INC.

By:	/s/ Kara Jenny
	Name:	Kara Jenny
	Title:	Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLUEFLY, INC.

1.              Name.  The name of the corporation is BLUEFLY, INC. (the “Corporation”).

2.              Address; Registered Office and Agent.  The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware; and its registered agent at such address is Corporation Service Company.

3.              Purposes.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.              Number of Shares.

4.1.           The total number of shares of stock that the Corporation shall have authority to issue is: fifty-one million (51,000,000) of which fifty million (50,000,000) shall be shares of Common  Stock of the par value of $0.01 (“Common  Stock”) and one million (1,000,000) shall be shares of Preferred Stock of the par value of $0.01 each (“Preferred Stock”).

4.2.           The designation, relative rights, preferences and limitations of the shares of each class are as follows:

4.2.1.        The shares of Preferred Stock may be issued from time to time in one or more series having such number and such distinctive serial designations, as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby vested in the Board.  Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock.

4.2.2.        Except as otherwise provided by law, elsewhere in this Certificate or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in its, his or her name on the books of the Corporation.  Except as otherwise provided elsewhere in this Certificate or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board.  Except as otherwise provided elsewhere in this Certificate or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled as provided elsewhere in this Certificate or pursuant to the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

4.2.3.        Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board may from time to time determine.

5.             Election of Directors.  Members of the Board of Directors of the Corporation (the “Board”) may be elected either by written ballot or by voice vote.

6.             Limitation of Liability.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits.

Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

7.             Indemnification.

7.1.           To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), against any judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges).  Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 7.

7.2.           The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

7.3.           The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the “By-laws”), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.4.           The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

7.5.           The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 7, the By-laws or under section 145 of the General Corporation Law or any other provision of law.

7.6.           The provisions of this Section 7 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 7 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound.  No repeal or modification of this Section 7 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

7.7.           The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction.  The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation.  Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled.  Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

7.8.           Any director or officer of the Corporation serving in any capacity with (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

7.9.           Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 7 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought.  Such election shall be made by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

8.             Adoption, Amendment and/or Repeal of By-Laws.  Subject  to such vote of stockholders as may be required by this Certificate of Incorporation, the Board may from time to time adopt, amend or repeal the By-laws of the Corporation; provided, however, that any By-laws adopted or amended by the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation by such vote as may be required by this

Certificate of Incorporation plus the vote of the holders of a majority of the shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

9.             Documents.  A copy of any document referred to herein will be furnished to any stockholder of record upon written request to the Corporation’s secretary.

10.           Classification of Board of Directors. Immediately subsequent to the effective date of this Amended and Restated Certificate of Incorporation, the Board shall be divided into three classes, designated Class 1, Class 2 and Class 3, as nearly equal in number as the then total number of directors constituting the whole Board permits, with the term of office of one class expiring each year. The term of the directors of Class 1 shall expire at the first election of directors after the effective date of this Amended and Restated Certificate of Incorporation, the term of the directors of Class 2 shall expire at the second election of directors after the effective date of this Amended and Restated Certificate of Incorporation and the term of the directors of Class 3 shall expire at the third election of directors after the effective date of this Amended and Restated Certificate of Incorporation. Subject to the foregoing, at each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and each director so elected shall hold office until his successor is elected and qualified, or until his earlier death, resignation or removal. The Board of Directors is hereby authorized to assign members of the Board already in office to serve on such classes as the Board sees fit effective as of immediately subsequent to the effective time of this Amended and Restated Certificate of Incorporation. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the three classes so as to make all classes as nearly equal in number as possible, and the Board shall decide which class shall contain an unequal number of directors.